Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Atlas Energy Solutions Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Class A common Stock, $0.01 par value per share	Rule 457(o)	—	—	$100,000,000	0.0001102	$11,020.00
	Total Offering Amounts				$100,000,000
	Total Fees Previously Paid				$0.00
	Total Fee Offsets				$0.00
	Net Fee Due				$11,020.00

(1)	Includes shares of Class A common stock, par value $0.01 per share, issuable upon exercise of the underwriters’ option to purchase additional shares, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.